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                                                                  EXHIBIT 12 (a)

                                  ROPES & GRAY
                             ONE INTERNATIONAL PLACE
                              BOSTON, MA 02109-2624
                              PHONE: (617) 951-7000
                               FAX: (617) 951-7050


                                                   April 5, 2002



Alliance Variable Products Series Fund, Inc.
Growth Portfolio
1345 Avenue of Americas
New York, New York 10105

Brinson Series Trust
Aggressive Growth Portfolio
51 West 52nd Street
New York, New York 10019-6114


Ladies and Gentlemen:

           We have acted as counsel in connection with the Agreement and Plan of Acquisition and Termination made as of March 29, 2002 (the "Agreement"), between Alliance Variable Products Series Fund, Inc., a Maryland corporation ("Alliance") on behalf of one of its series, the Growth Portfolio (the "Acquiring Portfolio") and Brinson Series Trust, a Massachusetts business trust ("Target Trust"), on behalf of one of its series, the Aggressive Growth Portfolio (the "Target Portfolio"). The Agreement describes a proposed transaction (the "Transaction") to occur on April 5, 2002 (the "Closing Date"), pursuant to which Acquiring Portfolio will acquire substantially all of the assets of Target Portfolio in exchange for shares of beneficial interest in Acquiring Portfolio (the "Acquiring Portfolio Shares") and the assumption by Acquiring Portfolio of certain stated liabilities of Target Portfolio, following which, Acquiring Portfolio Shares received by Target Portfolio will be distributed by Target Portfolio to its shareholders in liquidation and termination of Target Portfolio. Capitalized terms not defined herein are defined in the Agreement.

           Target Portfolio is a series of Target Trust, which is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. Shares of Target Portfolio are redeemable at net asset value at each shareholder's


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option. Target Portfolio has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

           Acquiring Portfolio is a series of Alliance, which is registered under the 1940 Act as an open-end management investment company. Shares of Acquiring Portfolio are redeemable at net asset value at each shareholder's option. Acquiring Portfolio has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Code.

           For purposes of this opinion, we have considered the Agreement, the Prospectus/Proxy Statement, the Registration Statement (including the items incorporated by reference therein), and such other items as we have deemed necessary to render this opinion. In addition, you provided us with a letter dated as of the date hereof, representing as to certain facts, occurrences and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above)(the "Representations").

           The facts you have represented as to in paragraph 5 of the letter from Acquiring Portfolio dated as of the date hereof, support the conclusion that Acquiring Portfolio will continue the historic business of the Target Portfolio as an open-end investment company that seeks to obtain long-term capital growth by investing its assets primarily in common stocks of U.S. companies.

           The comparison using data from the comparison dates (as such term is defined in paragraph 5 of the letter from Acquiring Portfolio) demonstrated a significant overlap of the type of securities in which the Portfolios invested; each Portfolio invested at least 98 percent of its assets in common stocks and at least 88 percent of its assets in the common stocks of U.S. companies. In addition, the comparison showed a significant overlap in the industry sectors in which both Portfolios invested. Each Portfolio invested at least 81 percent of its assets in the following four sectors: technology, consumer services, health care and finance. In addition, no one sector dominated either of the Portfolios: neither the Acquiring Portfolio nor the Target Portfolio invested more than a quarter of its assets in any one industry sector, and each Portfolio invested at least 14 percent of its assets in each of the four top industry sectors (i.e., technology, consumer services, health care and finance). Also, the comparison demonstrated a 55 percent overlap in the market capitalization ranges of the companies in which the Portfolios were investing, and specifically showed that each Portfolio had invested more than 18 percent of its assets in companies having market capitalizations between $5 billion and $10 billion (so-called mid-capitalization companies) and more than 14 percent of its assets in companies having market capitalizations between $2 billion and $5 billion (so-called small-mid-capitalization companies).

           Based on the foregoing Representations and our review of the documents and items referred to above, and conditioned on (1) the Representations being true on the Closing Date and (2) the Transaction being consummated in accordance with the Agreement, we are of the opinion that, subject to the final two paragraphs hereof, for federal income tax purposes:

     (i) The Transaction should constitute a reorganization within the meaning of Section 368(a) of the Code. Acquiring Portfolio and Target Portfolio should each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;


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     (ii)      No gain or loss should be recognized by Target Portfolio upon the transfer of Target Portfolio's assets to Acquiring Portfolio in exchange for Acquiring Portfolio Shares and the assumption by Acquiring Portfolio of the liabilities of Target Portfolio, or upon the distribution of Acquiring Portfolio Shares by Target Portfolio to its shareholders in liquidation;

      (iii) No gain or loss should be recognized by Target Portfolio shareholders upon the exchange of their Target Portfolio Shares for Acquiring Portfolio Shares;

      (iv) The aggregate basis of Acquiring Portfolio Shares that a Target Portfolio shareholder receives in connection with the Transaction should be the same as the aggregate basis of his or her Target Portfolio Shares exchanged therefor;

      (v) A Target Portfolio shareholder's holding period for his or her Acquiring Portfolio Shares should be determined by including the period for which he or she held the Target Portfolio Shares exchanged therefor, provided that he or she held such Target Portfolio Shares as capital assets;

      (vi) No gain or loss should be recognized by Acquiring Portfolio upon the receipt of the assets of Target Portfolio in exchange for Acquiring Portfolio Shares and the assumption by Acquiring Portfolio of the liabilities of Target Portfolio;

      (vii) The basis in the hands of Acquiring Portfolio of the assets of Target Portfolio transferred to Acquiring Portfolio in the Transaction should be the same as the basis of such assets in the hands of Target Portfolio immediately prior to the transfer;

      (viii) The holding periods of the assets of Target Portfolio in the hands of Acquiring Portfolio should include the periods during which such assets were held by Target Portfolio; and

      (ix) Acquiring Portfolio should succeed to and take into account the items of Target Portfolio described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383, 384 of the Code and the Regulations thereunder.

           In connection with this opinion we call your attention to Revenue Ruling 87-76, 1987-2 C.B. 84, published by the Internal Revenue Service ("IRS"). In that ruling, the IRS held that the so-called "continuity of business enterprise" requirement necessary to tax-free reorganization treatment was not met in the case of an acquisition of an investment company which invested in corporate stocks and bonds by an investment company which invested in municipal bonds. Specifically, the IRS based its ruling on its conclusion that the business of investing in corporate stocks and bonds is not the same line of business as investing in municipal bonds. We believe that the IRS's conclusion in this ruling is questionable, and that, even if the IRS's conclusion is correct, the facts of this Transaction are distinguishable from those in the published ruling.


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           We believe that Acquiring Portfolio and Target Portfolio are both engaged in the same line of business, investing for the benefit of their respective stockholders primarily in the common stocks of U.S. companies to achieve long-term growth of capital. After the Transaction, Acquiring Portfolio will continue that business for the benefit of the stockholders of both Target and Acquiring Portfolios. While Acquiring Portfolio will dispose of securities formerly held by Target Portfolio in order to conform with its criteria for the selection of common stocks, it will apply the same criteria to its own historic investments. All proceeds generated by all such dispositions will be reinvested in a manner fully consistent with the shared historic investment policies of both Portfolios. In these circumstances, we are of the opinion that Acquiring Portfolio will have continued the historic business of Target Portfolio--by investing in common stocks with a view toward long-term capital growth, for the benefit of, among others, the historic stockholders of Target Portfolio-- and that the continuity of business enterprise doctrine should, as a result, be satisfied. Because Revenue Ruling 87-76 is the only published ruling dealing specifically with the application of the "continuity of business enterprise" requirement to a reorganization involving investment companies, however, our opinion cannot be free from doubt. No ruling has been or will be obtained from the IRS as to the subject matter of this opinion and there can be no assurance that the IRS or a court of law will concur with the opinion set forth above.

                                Very truly yours,



                                  ROPES & GRAY